Exhibit 10.1

PPG Industries
PPG Industries, Inc. One PPG Place Pittsburgh PA 15272 USA

Charles E. Bunch Chairman and CEO Telephone: 412-434-3934 Facsimile: 412-434-2134 bunch@ppg.com

August 15, 2009

Mr. Robert J. Dellinger

3005 W. 118th Street

Leawood, KS 66211

Dear Bob:

I am pleased to confirm our revised verbal offer as well as our genuine interest in having you join PPG Industries.

We offer you the position of senior vice president, finance and chief financial officer reporting to me and located in Pittsburgh. Your starting base salary will be $47,917 per month and you will be a participant in our Incentive Compensation Bonus Plan (IC) and our Long Term Incentive Program comprised of stock options, performance-based restricted stock units (RSUs), and a total shareholder return (TSR) plan. Your initial IC target bonus will be $525,000 and the annualized value of our long-term incentive program, assuming a $50 stock price, is approximately $1,400,000. Your initial annual long term incentive share grants will be made in February, 2010, and will be comprised of 40,000 stock options, 10,000 performance-based RSUs and 10,000 contingent shares under our Total Shareholder Return program.

In addition to the annual program described above, we offer the following compensation as an incentive to join PPG by September 1, 2009:

•	30,000 stock options (three year cliff vesting, 10 year life)
•	5,000 performance-based RSUs, (2009-2011 performance period)
•	5,000 contingent TSR shares (2009-2011 performance period)
•	Participation in our 2009 Incentive Compensation program on a non pro-rated basis, with a guaranteed minimum bonus of $100,000. Bonuses are payable in February, 2010.
•	10,000 time-based RSUs vesting 2,000 per year for a period of five years

You will be eligible for a broad array of employee benefits, including medical insurance, life insurance, and retirement plan which includes a company-sponsored defined contribution pension plan plus a 401(k) savings plan. Your vacation benefit will include four weeks vacation beginning in 2010. PPG’s full benefit program will be reviewed with you in detail during your initial orientation. A copy of the brochure “Highlights of PPG Salaried Employee Benefits” will be enclosed with a hard copy of this letter.

This offer of employment is contingent upon your passing our intoxicant screen. In addition, employment in this position is contingent upon the successful completion of a pre-placement physical examination to determine if there are any restrictions that prevent you from performing this position. Upon your acceptance, we will make arrangements for the company paid intoxicant screen and physical examination. We will notify you as soon as PPG has been made aware of the results. Please contact Beverly Stonick (412) 434-2006 to schedule your intoxicant screen and physical exam.

Executing an Employee Agreement is also a condition of employment. Please read, sign and return the enclosed agreement upon acceptance. We also ask you to complete and return the enclosed Application for Employment.

On your first day of employment, you will be expected to provide proof of citizenship or other authorization to work in the United States.

Attached is a letter containing important information on PPG’s affirmative action programs. As part of this program, you are invited to self identify as a member of a protected group using the attached Self Identification form. Please complete the form, if appropriate, and return it as soon as possible to Beverly Stonick in the envelope provided.

Bob, I, along with my colleagues, am very impressed with your capabilities and believe that PPG can provide significant challenge and opportunity for you. I look forward to welcoming you to our organization.

In the meantime, if you need assistance or have questions, don’t hesitate to contact me at 412-434-3934 or Bud Wise at 412-434-3715.

Sincerely,

C. E. Bunch

cc:	C. W. Wise
Beverly Stonick